                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             REXENE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                               REXENE CORPORATION
                                5005 LBJ FREEWAY
                              DALLAS, TEXAS 75244
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 30, 1996

To the Stockholders of
 REXENE CORPORATION:

    Notice is hereby given that the annual meeting of stockholders of Rexene Corporation, a Delaware corporation, will be held on Tuesday, April 30, 1996, at 9:00 a.m., local time, at the Westin Hotel, 13340 Dallas Parkway, Dallas, Texas 75240 for the following purposes:

    1. To elect ten directors to serve until the Annual Meeting of Stockholders in 1997; and

    2. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

    Only stockholders of record at the close of business on March 5, 1996 are entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

    You are cordially invited and urged to attend the meeting, but if you are unable to attend, please sign and date the enclosed proxy and return it promptly in the enclosed self-addressed stamped envelope. A prompt response will be appreciated. If you attend the meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, a proxy may be revoked at any time before it is exercised.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          BERNARD J. McNAMEE
                                          Secretary

Dallas, Texas
March 22, 1996

                               REXENE CORPORATION
                                5005 LBJ FREEWAY
                              DALLAS, TEXAS 75244
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 30, 1996

                            SOLICITATION OF PROXIES

SOLICITATION AND REVOCABILITY OF PROXIES

    This proxy statement is furnished to holders of Rexene Corporation ("Rexene", "New Rexene", "Old Rexene" or the "Company") common stock, $0.01 par value ("Common Stock"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the annual meeting of stockholders of Rexene to be held on Tuesday, April 30, 1996, at 9:00 a.m., local time, at the Westin Hotel, 13340 Dallas Parkway, Dallas, Texas 75240, and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

    Shares represented by a proxy in the form enclosed, duly signed, dated and returned to the Company and not revoked, will be voted at the meeting in accordance with the directions given, but in the absence of directions to the contrary, such shares will be voted for the election of the Board's nominees for directors and in favor of any other proposals that may come before the meeting. The Board of Directors knows of no other matters, other than those stated in the foregoing notice, to be presented for consideration at the meeting or any adjournment(s) thereof. If, however, any other matters properly come before the meeting or any adjournment(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the enclosed proxy may also, if it is deemed to be advisable, vote such proxy to adjourn the meeting from time to time.

    Any stockholder executing and returning a proxy has the power to revoke it at any time before it is voted by delivering to the Secretary of Rexene, 5005 LBJ Freeway, Dallas, Texas 75244, a written revocation thereof or by duly executing a proxy bearing a later date. Any stockholder attending the annual meeting of stockholders may revoke his proxy by notifying the Secretary at such meeting and voting in person if he desires to do so. Attendance at the annual meeting will not by itself revoke a proxy

    The approximate date on which this proxy statement and the form of proxy are first sent to stockholders is March 22, 1996.

    The cost of soliciting proxies will be borne by Rexene. Solicitation may be made, without additional compensation, by directors, officers and regular employees of Rexene in person or by mail, telephone or telegram. Rexene may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock held of record by such persons, and Rexene will reimburse the forwarding expense. All costs of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by Rexene.

SHARES OUTSTANDING AND VOTING RIGHTS

    The close of business on March 5, 1996 is the record date for determination of stockholders entitled to notice of and to vote at the meeting or any adjournment(s) thereof. The only voting security of Rexene outstanding is the Common Stock, each share of which entitles the holder thereof to one vote. At the record date for the meeting, there were outstanding and entitled to be voted 18,766,118 shares of Common Stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following tabulation sets forth as of March 5, 1996, information with respect to each person who was known by Rexene to be the beneficial owner of more than five percent of the Common Stock.

                                                                                      COMMON STOCK
                                                                                   BENEFICIALLY OWNED
                                                                             -------------------------------
                                                                                 NUMBER OF       PERCENT OF
                   NAME AND ADDRESS OF BENEFICIAL OWNER                           SHARES           CLASS
---------------------------------------------------------------------------  -----------------  ------------
State of Wisconsin Investment Board........................................     1,785,000(1)          9.51%
  P.O. Box 7842
  Madison, Wisconsin 53707
Dave C. Swalm..............................................................       950,000(2)          5.06%
  8707 Katy Freeway #300
  Houston, Texas 77024
Stephen C. Swid and Stephen D. Weinroth....................................     1,195,336(3,4)        6.37%
  c/o Stephen C. Swid
  SCS Communications, Inc.
  152 West 57th Street
  57th Floor
  New York, New York 10019

------------------------
(1) Based upon information reported in an Amendment No. 1 to Schedule 13G dated February 2, 1996, filed by the State of Wisconsin Investment Board with the Securities and Exchange Commission (the "SEC"). All such shares are directly held with sole voting and investment power.

(2) Based upon information reported in a Schedule 13D filed by Dave C. Swalm ("Swalm") with the SEC on May 26, 1995, as amended by an amendment filed with the SEC on November 3, 1995 and as further amended by an amendment dated March 7, 1996. Swalm has sole voting and investment power with respect to 350,000 shares of Common Stock and has shared voting and investment power with respect to 600,000 shares of Common Stock owned by Texas Olefins Company, 70% of the voting stock of which is beneficially owned by Swalm.

(3) Based upon information reported in a Schedule 13D dated March 17, 1995 filed by Stephen C. Swid ("SCS") and Stephen D. Weinroth ("SDW") with the SEC. SCS has sole voting and investment power with respect to 950,986 shares of Common Stock that he beneficially owns. SCS has shared voting and investment power (with persons other than SDW) with respect to 11,000 shares that he beneficially owns. SDW has the sole voting and investment power with respect to the 233,350 shares of Common Stock that he beneficially owns. Although SCS and SDW may be deemed to be a "group" within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), each of SCS and SDW disclaims beneficial ownership of the shares of Common Stock beneficially owned by the other.

(4) Based upon information reported in the Schedule 13D referred to in Note (3) above and a Schedule 13D dated March 17, 1995 filed by Allen Investments III ("Allen III"), an affiliate of Allen & Company Incorporated, and Stanley S. Shuman, an executive officer of Allen & Company Incorporated. These shares do not include an aggregate of 236,000 shares of Common Stock (approximately 1.3% of the outstanding shares of Common Stock) beneficially owned by Allen III and Mr. Shuman, collectively. On March 9 and 10, 1995, Allen III and Mr. Shuman purchased such shares in participation with the purchase by SCS and SDW of an aggregate of 575,049 shares in two block trades executed on the New York Stock Exchange. By virtue of such purchases, Allen III and Mr. Shuman may be deemed to be part of a "group" together with SCS and SDW within the meaning of Rule 13d-5. However, no agreement exists between either of SCS and SDW and either of Allen III and Mr. Shuman with respect to any further acquisitions of shares of Common Stock or the holding, voting or disposing of shares of Common Stock. SCS and SDW each disclaims beneficial ownership of shares of Common Stock beneficially owned by Allen III or Mr. Shuman. Allen III and Mr. Shuman each disclaims beneficial ownership of shares of Common Stock beneficially owned by SCS and SDW.

SECURITY OWNERSHIP OF MANAGEMENT

    The following tabulation sets forth information with respect to the beneficial ownership of the Common Stock as of March 5, 1996 by each director of the Company, each nominee for director of the Company, each executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all executive officers and current directors of the Company as a group.

                                                                                                 COMMON STOCK
                                                                                              BENEFICIALLY OWNED
                                                                                           ------------------------
                                                                                             NUMBER OF     PERCENT
NAME                                                                                       SHARES (1)(2)  OF CLASS
-----------------------------------------------------------------------------------------  -------------  ---------
DIRECTORS AND NOMINEES FOR DIRECTOR
Lavon N. Anderson........................................................................      35,382(3)      *
James R. Ball............................................................................           0         *
Harry B. Bartley, Jr.....................................................................       3,000         *
R. James Comeaux.........................................................................       5,000         *
Arthur L. Goeschel.......................................................................      27,834(4)      *
William B. Hewitt........................................................................      27,000         *
Ilan Kaufthal............................................................................      27,000         *
Jack E. Knott............................................................................      29,666(5)      *
Charles E. O'Connell.....................................................................       2,000         *
Andrew J. Smith..........................................................................      71,889         *
Heinn F. Tomfohrde, III..................................................................       8,250         *
NAMED EXECUTIVE OFFICERS (EXCLUDING ANY DIRECTOR NAMED ABOVE) AND GROUP
Kevin W. McAleer.........................................................................      23,333         *
Jonathan R. Wheeler......................................................................      23,833         *
All current directors and executive officers as a group (15 persons).....................     345,187       1.84%

------------------------
*   Less than 1%

(1) All shares listed are directly held with sole voting and investment power unless otherwise indicated.

(2) Includes shares subject to stock options which are exercisable within 60 days by the following individuals and group in the following amounts: Dr. Anderson -- 33,582; Mr. Bartley -- 2,000; Mr. Comeaux -- 2,000; Mr. Goeschel -- 2,500; Mr. Hewitt -- 8,250; Mr. Kaufthal -- 27,000; Mr. O'Connell --
    2,000;  Mr. Smith -- 46,332; Mr. Tomfohrde  -- 8,250; Mr. McAleer -- 23,333;
    Mr. Knott -- 26,666; Mr. Wheeler -- 23,333; and all directors and executive officers as a group -- 264,246.

(3) Includes 100 shares owned by a corporation of which Dr. Anderson owns 50% of the outstanding stock and shares voting and investment power.

(4) Includes 1,000 shares held by Mr. Goeschel's spouse.

(5) Includes 3,000 shares held by Mr. Knott's spouse in a custodial capacity under the Uniform Gift to Minors Act.

                       PROPOSAL 1.  ELECTION OF DIRECTORS

    The business and affairs of the Company are managed by and under the direction of the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies. When the Board is not in session, the Executive Committee may, to the extent permitted by law, exercise the powers of the Board of Directors in the management of the business and affairs of the

Company. The Executive Committee of the Board of Directors is composed of Arthur
L. Goeschel (Chairman), Lavon N. Anderson, William B. Hewitt, Andrew J. Smith and Heinn F. Tomfohrde, III. During 1995, the Board of Directors held nine meetings.

    The Company has standing audit, compensation and nominating committees of the Board of Directors. The Management Development and Compensation Committee (the "Compensation Committee"), which held four meetings during 1995, is composed of William B. Hewitt (Chairman), Harry B. Bartley, Jr., R. James Comeaux and Charles E. O'Connell. The Compensation Committee exercises the powers of the Board of Directors in connection with all matters relating to compensation of executive officers, employee benefit plans and the administration of Rexene's stock option programs.

    The Audit Committee, which held two meetings in 1995, is composed of Ilan Kaufthal (Chairman), Harry B. Bartley, Jr., Arthur L. Goeschel and Heinn F. Tomfohrde, III. The Audit Committee's primary responsibilities are to (i) recommend Rexene's independent auditors to the Board of Directors, (ii) review with Rexene's auditors the plan and scope of the auditor's annual audit, the results thereof and the auditors' fees, (iii) review internal audit procedures and periodically meet with Rexene's internal auditors to review the results of such procedures, (iv) review Rexene's financial statements and (v) take such other action as they deem appropriate as to the accuracy and completeness of financial records of Rexene and financial information gathering, reporting policies and procedures of Rexene.

    The function of the Nominating Committee is to recommend nominees for election as directors at the annual meeting of stockholders and to recommend the candidates for election to fill vacancies on the Board as they occur. The Board of Directors considers and takes action upon the recommendations of the Nominating Committee. Although this committee has no formal policy on the subject, the Board of Directors believes that any nominee recommended by a stockholder in writing to the Secretary of the Company with complete biographical data regarding the nominee would be considered by the Nominating Committee. The Nominating Committee, which did not meet in 1995, is composed of Arthur L. Goeschel (Chairman), R. James Comeaux, Ilan Kaufthal and Andrew J. Smith.

    All duly submitted and unrevoked proxies will be voted for the nominees for directors selected by the Board of Directors, except where authorization so to vote is withheld. If any nominee(s) should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to cast votes for another person(s) designated by the Board. Mr. Heinn F. Tomfohrde, III has declined to stand for re-election to the Board at the annual meeting. The Board has voted to increase the size of the Board from nine members to ten, effective as of April 30, 1996. The ten nominees of the Board of Directors of the Company are named below. Each of the nominees has consented to serve as a director if elected. Set forth below is certain information with respect to the nominees, including their ages, their principal occupations and their directorships of publicly held companies. All of the nominees except Messrs. Ball and Knott are currently directors of the Company.

    LAVON N. ANDERSON, age 60, has served as President and Chief Operating Officer of the Company since January 1991 and as a director since February 1990. From May 1988 to January 1991, Dr. Anderson was Executive Vice President --
Manufacturing and Technical of Rexene. Dr. Anderson has held positions in engineering, manufacturing and research and development at Rexene since 1972.

    JAMES R. BALL, age 52, is a private investor and is engaged in private consulting. Mr. Ball served Vista Chemical Company in a number of capacities from 1984 to 1994, including Vice President, Marketing from July 1984 to August 1987, Senior Vice President, Commercial from August 1987 to February 1992, Executive Vice President and Chief Operations Officer, from February 1992 to July 1992, and President and Chief Executive Officer from July 1992 to December 1994. Prior to July 1984, Mr. Ball held various positions with Conoco since 1969. Mr. Ball is a director of The Carbide/Graphite Group.

    HARRY B. BARTLEY, JR., age 68, has served as a director of the Company since April 1995. He is currently retired. Mr. Bartley served Hoechst Celanese Corporation in a number of capacities from 1950 to 1989, including President of Celanese Chemical Co. from 1976 to 1987, President of Hoechst Celanese Chemical Group from 1987 to 1989 and director of Hoechst Celanese Corporation from 1987 to 1989.

    R. JAMES COMEAUX, age 57, has served as a director of the Company since April 1995. He has served as President of Management Associates, a consulting firm, since April 1993. From August 1989 to January 1993, Mr. Comeaux was President, Chief Executive Officer and Director of Arcadian Corporation, a fertilizer manufacturer. Prior to such time, Mr. Comeaux was Senior Vice President of FINA, Inc. from 1984 to 1989 and served Gulf Oil Corporation in a number of capacities from 1967 to 1984.

    ARTHUR L. GOESCHEL, age 74, has served as Chairman of the Board of Rexene since March 1992. He also served as a director of Rexene from April 1988 to May 1989. Mr. Goeschel is presently retired. He was Chairman of the Board of Tetra Technologies, Inc., a company which recycles and treats environmentally sensitive by-product and wastewater streams, and then markets end-use chemicals extracted from such streams, from November 1992 to October 1993. He is a director of Calgon Carbon Corporation and National Picture Frame Corporation and a member of the board of trustees of the Dreyfus-Laurel Mutual Funds.

    WILLIAM B. HEWITT, age 57, has served as a director of the Company since February 1990. He has been President of Union Corporation, a receivables management and customer service outsourcing company, since May 1995 and Chairman of the Board and Chief Executive Officer of Capital Credit Corporation, a receivables management company, since September 1991. Mr. Hewitt was Executive Vice President of First Manhattan Consulting Group, a management consulting firm, from 1980 to September 1991. He is also a director of the Union Corporation.

    ILAN KAUFTHAL, age 48, has served as a director of the Company since September 1992. He has been a managing director of Schroder Wertheim & Co. Incorporated, an investment banking firm, since 1987. He is also a director of United Retail Group, Inc., Cambrex Corporation and Russ Berrie & Company.

    JACK E. KNOTT, age 41, has served as Executive Vice President of the Company and President of Rexene Products since March 1995. Prior thereto, Mr. Knott had been Executive Vice President -- Sales and Market Development of the Company since March 1992. Prior thereto, Mr. Knott was an Executive Vice President of the Company since January 1991 and President of CT Film since February 1989.

    CHARLES E. O'CONNELL, age 64, has served as a director of the Company since April 1995. He is currently retired. From 1985 to 1988, Mr. O'Connell served as President of the Society of Plastics Industries, a trade association. From 1964 to 1984, he served Gulf Oil Corporation in a variety of capacities.

    ANDREW J. SMITH, age 54, has served as Chief Executive Officer and director of the Company since March 1992. From December 1991 to March 1992, he was engaged in private consulting. From June 1991 to December 1991, he was President and Chief Operating Officer of Itex Enterprises, Inc., an environmental remediation company. Mr. Smith also served as a consultant to the Company from January 1991 to June 1991. Immediately prior thereto, he had been a director of Rexene since May 1988 and the President and Chief Executive Officer of Rexene since June 1988. Prior thereto, he had held various positions with Rexene since 1976.

    On July 7, 1992, the United States Bankruptcy Court for the District of Delaware entered an order confirming a First Amended Plan of Reorganization, which became effective on September 18, 1992 (the "Effective Date"), relating to the Company's bankruptcy proceedings pursuant to voluntary petitions filed by the Company's predecessor ("Old Rexene") under Chapter 11 of the United States

Bankruptcy  Code on  October 18,  1991. Lavon  N. Anderson,  Arthur L. Goeschel,
William B. Hewitt and Andrew J. Smith, directors of the Company, were also directors of the Company's predecessor that filed such petitions.

COMPENSATION OF DIRECTORS

    FEES AND EXPENSES. In 1995, each director who is not an employee of the Company received a fee of $2,000 for each meeting of the Board attended prior to April 24, 1995 and $1,000 for each meeting of the Board attended thereafter, $1,000 for each committee meeting attended which was not held on the same day as a Board meeting and, commencing April 25, 1995, an annual fee of $10,000 payable in quarterly installments. In addition, on April 25, 1995, each director who is not an employee of the Company received options to purchase an aggregate of 2,000 shares of Common Stock (other than the Chairman of the Board who received options to purchase 2,500 shares of Common Stock) under the Company's 1995 Stock Option Plan for Outside Directors. Such 1995 options are exercisable at $2.09 per share, equal to the average of the fair market value per share of Common Stock for the last 20 trading days immediately preceding April 25, 1995, less $10.00. The Company also reimburses directors for travel, lodging and related expenses they may incur in attending Board and committee meetings.

    CONSULTING AGREEMENT. By agreement dated March 16, 1992, Rexene has agreed to compensate Arthur L. Goeschel, Chairman of the Board, in addition to his normal director fees, the sum of $2,750 per day plus expenses for each day (over five days per quarter) that he consults with respect to Company matters. Under the agreement, Mr. Goeschel did not receive any consulting fees in 1995. Mr. Goeschel is not entitled to any employee benefits, or to participate in any benefit plans maintained by Rexene for its employees, other than those in which non-employee directors are eligible to participate.

                             EXECUTIVE COMPENSATION

    The following is a report submitted by members of the Compensation Committee addressing the Company's compensation policy as it related to the executive officers for fiscal 1995.

    The report of the Compensation Committee appearing in this proxy statement and the information herein under "Executive Compensation -- Performance Graphs" shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules, or to the liabilities of Section 18 of the 1934 Act, and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the 1934 Act.

                      REPORT OF THE MANAGEMENT DEVELOPMENT
                           AND COMPENSATION COMMITTEE

To the Stockholders of Rexene Corporation:

    As members of the Management Development and Compensation Committee (the "Committee") of the Board of Directors (the "Board"), it is our responsibility to establish overall policy for the compensation of executive officers of the Company, to recommend to the Board executive compensation plans for the executive officers, to administer such plans, and to recommend to the Board specific levels of compensation to be paid to the executive officers. We also have the sole authority to determine the timing, pricing and amount of any award of any rights to any executive officer to acquire Common Stock of the Company.

    The Committee's long-term objective for executive compensation is to attract, motivate and retain qualified individuals for executive positions and to link incentives to Company performance and enhanced stockholder value. In establishing executive compensation, the Committee neither bases its decisions entirely on quantitative relative weights of various factors, nor does it follow a mathematical formula. Rather, the Committee exercises discretion and makes judgments after considering all factors that it considers relevant, including individual performance, level of responsibility, and the achievement of certain objective targets relating to the Company's financial performance.

    Historically,  the Company's executive compensation program has consisted of
(i) annual cash compensation of a base salary and a bonus opportunity based upon Company financial performance and (ii) stock options. In 1995, the Company's executive compensation package included the base salary and bonus opportunity, based upon the achievement of a combination of corporate financial objectives and individual, nonfinancial objectives discussed below, but did not, for the reasons discussed below, include stock option grants.

CASH COMPENSATION

    BASE SALARY

    In making its decisions in 1995 about base salary levels for executive officers, including the chief executive officer, the Committee considered primarily individual performance of such officers, including the evaluation of other executive officers by the chief executive officer, the improved financial condition and performance of the Company, the level of responsibility of each such officer and compensation levels for executives in selected comparable companies with which the Company competes. The Committee also relied upon surveys of executive compensation prepared by the Company's independent compensation consultant, Towers Perrin. Towers Perrin provided data extrapolated from its survey of executive compensation at 13 other companies in the same industry in which the Company competes and at approximately 300 chemical and industrial concerns. Companies chosen for comparison purposes in the compensation survey do not include all the companies which comprise the peer group index in the performance graphs included in this Proxy Statement. The Committee believes that the Company's competitors for executive talent are not necessarily limited to those companies that would be included in the peer group established for comparing stockholder returns. The Towers Perrin data indicated that base salary levels of all the executive officers, including the chief executive officer, were between the median ranges and the 75th percentile ranges for executives holding similar positions at other companies in the study.

    Effective January 1, 1995, the salary of the chief executive officer was raised from $380,000 to $430,000, an increase of 13 percent, and on December 1, 1995 to $450,000, an increase of 5%. In fixing the chief executive officer's salary, the Committee took into account the Company's continued financial and operational progress, the individual performance of the chief executive officer, and comparable base salary data provided by Towers Perrin.

    BONUS

    An integral part of executive officer cash compensation is the use of annual cash bonuses to reward executive officers for their individual and team results when Company performance meets or exceeds specified targets adopted by the Committee on an annual basis. Such targets may vary from year to year depending upon those elements of Company performance which the Board deems of special significance in a particular fiscal year, and the competitive environment in which the Company operates. The Committee believes that linking a substantial portion of executive officer cash compensation to annual Company financial performance provides a meaningful incentive to such officers to enhance Company performance.

    In January 1995, the Committee recommended and the Board approved a cash bonus plan (the "1995 Bonus Plan") that would provide each executive officer, under a formula set out in the 1995 Bonus Plan, the opportunity to receive amounts ranging between 0% and 108% (except the chief executive officer, whose bonus opportunity ranged from 0% to 145%) of his 1995 year end base salary rate depending in part on the Company's achievement of specified levels of net income and in part on each officer's level of achievement in 1995 of specific individual, nonfinancial objectives. Individual objectives were set for the chief executive officer by the Board of Directors and for all other executive officers by the chief executive officer. The chief executive officer earned a bonus equal to 104% of year end base salary in 1995. Each of the other executive officers earned a bonus between 65% and 85% of year end base salary in 1995.

LONG-TERM COMPENSATION

    Long-term incentives strengthen the ability of the Company to attract, motivate and retain capable executives and more closely align the interests of management with those of stockholders. In 1994, the Committee determined that several steps should be implemented to establish a more competitive long-term compensation program. These steps included the award of stock options under existing plans and the adoption, and stockholder approval in 1995, of the 1994 Long-Term Incentive Plan, and the adoption of a supplemental retirement plan for certain executive officers. In adopting these plans and awarding options, the Committee consulted its compensation consultants. As a result of executive officer participation in two separate option grants during 1994, the Committee made no awards under the Company's 1994 Long Term Incentive Plan in 1995.

                                          MANAGEMENT DEVELOPMENT AND
                                          COMPENSATION COMMITTEE

                                          William B. Hewitt, Chairman
                                          Harry B. Bartley, Jr.
                                          R. James Comeaux
                                          Charles E. O'Connell

SUMMARY COMPENSATION TABLE

    The following table sets forth certain summary information concerning the compensation paid or awarded to the Chief Executive Officer of the Company and the four other highest paid executive officers of the Company in 1995 (the "named executive officers") for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                ANNUAL COMPENSATION
                                                       -------------------------------------
                                                                                   OPTIONS
                                                                                 (NUMBER OF     ALL OTHER
       NAME AND PRINCIPAL POSITION            YEAR       SALARY        BONUS       SHARES)    COMPENSATION
------------------------------------------  ---------  -----------  -----------  -----------  -------------
Andrew J. Smith                                  1995  $   431,671  $   469,808      --        $   7,176(1)
  Chief Executive Officer                        1994      367,502      380,000      70,000        4,902
                                                 1993      350,000      --           22,000        4,361
Lavon N. Anderson, President                     1995  $   297,000  $   248,054      --        $  10,888(2)
  and Chief Operating Officer                    1994      292,000      297,000      40,000        6,273
                                                 1993      285,000      --           17,000        6,299
Kevin W. McAleer, Executive                      1995  $   230,420  $   196,272      --        $   4,201(3)
  Vice President & Chief                         1994      223,752      184,000      32,000        3,003
  Financial Officer                              1993      216,000      --           12,000        2,926
Jack E. Knott, Executive Vice                    1995  $   221,675  $   203,338      --        $   3,542(4)
  President and President of                     1994      217,921      176,000      38,000        3,209
  Rexene Products Company                        1993      205,000      --           12,000        2,724
  ("Rexene Products"), a
  division of the Company
Jonathan R. Wheeler, Executive                   1995  $   206,675  $   190,630      --        $   3,548(5)
  Vice President and President                   1994      200,838      164,000      32,000        2,703
  of Consolidated Thermo-                        1993      195,000      --           12,000        2,644
  plastics Company ("CT Film"),
  a division of the Company

------------------------
(1) Consists of Company contributions to employee benefit plans (and related cash supplements) of $4,584, $2,310 and $1,769 in 1995, 1994 and 1993,
    respectively, and imputed income for life insurance of $2,592, $2,592 and $2,592 for 1995, 1994 and 1993, respectively.

(2) Consists of Company contributions to employee benefit plans (and related cash supplements) of $4,570, $2,223 and $2,249 in 1995, 1994 and 1993,
    respectively, and imputed income for life insurance of $6,318, $4,050 and $4,050 in 1995, 1994 and 1993, respectively.

(3) Consists of Company contributions to employee benefit plans (and related cash supplements) of $2,771, $2,196 and $2,151 in 1995, 1994 and 1993,
    respectively, and imputed income for life insurance of $1,430, $807 and $775 in 1995, 1994 and 1993, respectively.

(4) Consists of Company contributions to employee benefit plans (and related cash supplements) of $2,744, $2,426 and $2,249 in 1995, 1994 and 1993,
    respectively, and imputed income for life insurance of $798, $783 and $475 in 1995, 1994 and 1993, respectively.

(5) Consists of Company contributions to employee benefit plans (and related cash supplements) of $2,812, $1,988 and $1,950 in 1995, 1994 and 1993,
    respectively, and imputed income for life insurance of $736, $715, and $694 in 1995, 1994 and 1993, respectively.

OPTION GRANTS, EXERCISES AND HOLDINGS

    No named executive officer received or exercised options to purchase Common Stock in 1995. The following table sets forth certain information with respect to the unexercised options to purchase Common Stock held at December 31, 1995 by each of the Company's named executive officers.

                                                           NUMBER OF UNEXERCISED   VALUE OF UNEXERCISED
                                                            OPTIONS AT 12/31/95    IN-THE-MONEY OPTIONS
                                                                 (SHARES)              AT 12/31/95
                                                           ---------------------  ----------------------
                                                               EXERCISABLE/            EXERCISABLE/
NAME                                                           UNEXERCISABLE          UNEXERCISABLE
---------------------------------------------------------  ---------------------  ----------------------
Andrew J. Smith..........................................        46,332/45,668    $     224,691/$112,349
Lavon N. Anderson........................................        33,582/25,668          178,509/  88,418
Kevin W. McAleer.........................................        23,333/20,667          124,264/  62,136
Jack E. Knott............................................        26,666/23,334          143,040/  71,520
Jonathan R. Wheeler......................................        23,333/20,667          124,264/  62,136

RETIREMENT PLANS

    The Company has a trusteed non-contributory defined benefit pension plan (the "Retirement Plan") for substantially all non-union employees. The normal retirement age of participants is 65. An employee is entitled, subject to various Internal Revenue Code limitations, to annual pension benefits equal to 0.9% of the employee's average annual base salary during the highest paid three consecutive years of the employee's final ten calendar years of service ("Final Average Pay") multiplied by years of service under the Retirement Plan, plus 0.5% of the employee's Final Average Pay which exceeds an average, computed under Internal Revenue Service rules, of the employee's wages taken into account for social security purposes, multiplied by the number of years of the employee's participation in the Retirement Plan (up to a maximum of 35 years).

    In October 1994, the Company adopted the Rexene Corporation Supplemental Executive Retirement Plan (the "SERP"). The purposes of the SERP are to provide supplemental retirement and survivor benefits, in addition to amounts payable under the Retirement Plan, for a certain select group of management or highly compensated employees who complete a specified period of service and otherwise become eligible under the SERP. The Company intends to fund the SERP from time to time at the discretion of the Management Development and Compensation Committee or the Board of Directors; the general assets of the Company are the source of funds for the SERP. Participants in the SERP are entitled on or after age 60 and completion of 15 years of service from and after the later to occur of January 1, 1988 and their employment commencement date to receive monthly pension benefits which, when aggregated with benefits payable under the Retirement Plan, equal 65% of the monthly average of Final Average Pay multiplied by the participant's percentage of vesting and credited service under the SERP. Generally, participants vest 20% for each of the first five years of service, commencing October 1, 1994. Such pension benefits will be paid to the extent allowable under the Internal Revenue Code from the Retirement Plan and thereafter from the SERP. Pension payments to be received by Dr. Anderson under the SERP will be further reduced by any monthly pension benefits received under a predecessor company retirement plan, but he will be totally vested and given full service credit if he elects early retirement after August 1997. In addition, benefits payable to participants in the SERP who have less than 15 years of service will be reduced at the rate of 6 2/3% per year. If a participant elects to retire prior to age 60, he is eligible to receive benefits upon reaching age 55 and in such event his benefits under the SERP may be reduced in an amount not to exceed 10% for each year of early retirement. Under the SERP, pension payments will be permitted in excess of the limit imposed by the Internal Revenue Code under the Retirement Plan, which in 1995 provides that the highest annual salary on which benefits can be calculated is $150,000. Messrs. Smith, Anderson, McAleer, Knott and Wheeler and two other executive officers are the only current participants in the SERP.

    The following table illustrates the amount of combined annual pension benefits payable under the Retirement Plan and the SERP to participants in specified average annual earnings and years of service classifications. Benefit payments under the Retirement Plan are not subject to any reduction for social security benefits or other offset amounts. Although the amounts set forth below include benefits payable under the SERP assuming participant vesting of 100%, each of the current participants in the SERP is only currently vested to the extent of 20% of his accrued benefits in such plan.

                                                     ANNUAL BENEFITS FOR YEARS OF SERVICE
                                        ---------------------------------------------------------------
FINAL AVERAGE PAY                            5           10           15           20           25
--------------------------------------  -----------  -----------  -----------  -----------  -----------
$100,000..............................  $    21,667  $    43,333  $    65,000  $    65,000  $    65,000
 150,000..............................       32,500       65,000       97,500       97,500       97,500
 200,000..............................       43,333       86,667      130,000      130,000      130,000
 300,000..............................       65,000      130,000      195,000      195,000      195,000
 400,000..............................       86,667      173,333      260,000      260,000      260,000
 500,000..............................      108,333      216,667      325,000      325,000      325,000

    For purposes of calculation of benefits under the Retirement Plan, only years of service since 1984 count in the benefits formula. As of December 31, 1995, the named executive officers had the following credited years of service under the Retirement Plan: Mr. Smith -- twelve years; Dr. Anderson -- twelve years; Mr. McAleer -- five years; Mr. Knott -- ten years; and Mr. Wheeler -- seven years. For purposes of calculation of benefits under the SERP, the years of credited service for each of the named executive officers as of December 31, 1995 were as follows: Mr. Smith -- eight years; Dr. Anderson -- eight years; Mr. McAleer -- five years; Mr. Knott -- eight years; and Mr. Wheeler -- seven years.

EXECUTIVE SECURITY PLAN

    The beneficiaries of two executive officers of the Company, Dr. Anderson and Mr. Knott, are entitled to receive under the Executive Security Plan of the Company (the "Security Plan") death benefits equal to a lump sum of $300,000 in the event of the death of Dr. Anderson or Mr. Knott while employed by the Company. The Company purchases life insurance covering such benefits. At the present time, it is not expected that any additional executive officers will be selected for participation in the Security Plan.

PERFORMANCE GRAPHS

    The following graphs show comparisons of cumulative stockholder returns for the Common Stock in comparison to returns for the Standard and Poor's 500 Index and Standard and Poor's Chemicals Index of companies. The first graph compares cumulative stockholder returns since September 18, 1992, the date when the Company emerged from bankruptcy. The second graph compares cumulative stockholder returns for the 5 year period since 1991.

    The following graph shows a comparison of cumulative total stockholder returns for the Common Stock of New Rexene, the Standard & Poor's 500 Index and the Standard & Poor's Chemicals Index since the Effective Date.

             COMPARISON OF CUMULATIVE STOCKHOLDER TOTAL RETURN (1)
                      AMONG NEW REXENE, S&P 500 INDEX AND
                            S&P CHEMICALS INDEX (2)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            NEW REXENE    S&P 500 INDEX    S&P CHEMICALS INDEX
Sept.-92            100              100                    100
1992                141              104                    103
1993                105              114                    115
1994                432              116                    133
1995                392              159                    174

                                        SEPT-92   1992   1993   1994   1995
                                        -------   ----   ----   ----   ----
New Rexene............................    100      141    105    432    392
S&P 500 Index.........................    100      104    114    116    159
S&P Chemicals Index...................    100      103    115    133    174

------------------------
(1) Total return assuming reinvestment of dividends. Assumes $100 invested on the Effective Date in Common Stock of Rexene, the Standard & Poor's 500 Index and the Standard & Poor's Chemicals Index.

(2) Fiscal year ending December 31.

(3) No comparison is presented for periods prior to September 1992 when Rexene emerged from bankruptcy because such numbers would not be meaningful.

    The following graph shows a comparison of cumulative total stockholder returns for the common stock of Old Rexene, the Standard & Poor's 500 Index and the Standard & Poor's Chemicals Index for the years indicated as prescribed by the SEC's rules.

             COMPARISON OF CUMULATIVE STOCKHOLDER TOTAL RETURN (1)
                      AMONG OLD REXENE, S&P 500 INDEX AND
                            S&P CHEMICALS INDEX (2)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            OLD REXENE    S&P 500 INDEX    S&P CHEMICALS INDEX
1990                100              100                    100
1991                 59              130                    130
1992                  7              140                    143
1993                  5              155                    160
1994                 22              157                    185
1995                 20              215                    242

                                1990   1991   1992   1993   1994   1995
                                ----   ----   ----   ----   ----   ----
Old Rexene....................   100     59      7      5     22     20
S&P 500 Index.................   100    130    140    155    157    215
S&P Chemicals Index...........   100    130    143    160    185    242

------------------------
(1) Total return assuming reinvestment of dividends. Assumes $100 invested on December 31, 1990 on common stock of Old Rexene, the Standard & Poor's 500 Index and the Standard & Poor's Chemicals Index.

(2) Fiscal year ending December 31.

                              CERTAIN TRANSACTIONS

    A son of Andrew J. Smith, the Chief Executive Officer and a director of the Company, became a Vice President of Orion Pacific, Inc. ("Orion") in 1990 and was a shareholder of Orion between 1993 and 1994. In August 1993, the son of Mr. Smith resigned as an officer and employee of Orion. Pursuant to contractual arrangements originated in 1988, (i) the Company sells to Orion certain discarded by-products which Orion extracts from Company landfills and (ii) Orion packages and processes a portion of the Rextac amorphous polyalphaolefins ("APAO") manufactured by the Company at its plant in Odessa, Texas. During the year ended December 31, 1995, the Company sold approximately $221,000 of such by-products to Orion in the ordinary course of business. For the same period, the Company purchased approximately $1,418,000 of APAO processing and packaging services and miscellaneous materials from Orion. The Company has also agreed to pay Orion an additional $250,000 per plant for each APAO plant utilizing the technology which the Company builds or licenses outside the United States (excluding a certain joint venture plant in Japan). The Company currently licenses this technology to Orion so that Orion can continue providing these services to the Company.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the 1934 Act requires directors and officers of the Company, and persons who own more than 10 percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1995, all Section 16(a) filing requirements applicable to its directors, officers and more than 10 percent beneficial owners were met.

EMPLOYMENT AGREEMENTS

    Andrew J. Smith, Chief Executive Officer and a director of the Company, Lavon N. Anderson, President and Chief Operating Officer and a director of the Company, Kevin W. McAleer, Executive Vice President and Chief Financial Officer of the Company, Jack E. Knott, Executive Vice President of Rexene and President of Rexene Products, James M. Ruberto, Executive Vice President of Rexene -- Administration, Jonathan R. Wheeler, Executive Vice President and President of CT Film, and Bernard J. McNamee, Executive Vice President, Secretary and General Counsel of the Company, are each parties to termination agreements entered into in 1995. Each termination agreement provides that in the event the employee is terminated without cause (as defined in the agreement) after a change in control of Rexene, is assigned to a position of lesser responsibility or in the event such employee voluntarily resigns his employment in certain limited circumstances after such a change in control, Rexene is obligated to pay the employee within 10 business days after the effective date of such termination, a lump sum cash severance equal to three times his then current annual base salary less $1.00. Additionally, in the event such employee voluntarily resigns because he is required to relocate within the continental United States after a change in control under the Company's standard relocation policy, such employee is entitled to receive a lump sum cash severance amount equal to 18 months then current base salary. The agreements also provide that in the event the employee is terminated without cause by Rexene without a change in control, Rexene is obligated to pay the employee within 10 business days of such termination a lump sum cash severance amount equal to one year of such employee's then current base salary. "Change in control" is defined in the relevant agreements to generally include: (i) a change in at least two-thirds of the members of the Board of Directors, whether as the result of a merger, reorganization or otherwise; (ii) the acquisition by a related group of persons of beneficial ownership of at least 20% of the Common Stock; (iii) the liquidation or dissolution of the Company; or (iv) a determination by a majority of the directors of the Company that such a change of control has occurred or is imminent.

                                    AUDITORS

    Price Waterhouse LLP, which has served as the Company's independent public accountants since October 1990, has been appointed by the Board of Directors to audit the financial statements of the Company for the year ending December 31, 1996. Such appointment will not be submitted to stockholders for ratification or approval. Representatives of Price Waterhouse LLP are expected to be present at the meeting to respond to appropriate questions from the stockholders and will be given the opportunity to make a statement should they desire to do so.

                                 OTHER MATTERS

    The Board of Directors of the Company does not intend to present any other matters at the meeting and knows of no other matters which will be presented. However, if any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

    In order to be considered for inclusion in the Company's proxy materials for the 1997 Annual Meeting of Stockholders, stockholder proposals must be received at the Company's principal executive office in Dallas, Texas no later than November 22, 1996.

FORM 10-K ANNUAL REPORT

    The Company will provide without charge to each person from whom a proxy is solicited by this proxy statement, upon the written request of any such person, a copy of the Company's annual report on Form 10-K, including the financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Section 13(a)-1 under the 1934 Act for the Company's most recent fiscal year. Requests should be directed to the Vice President of Communications and Support Services, Rexene Corporation, 5005 LBJ Freeway, Occidental Tower, Dallas, Texas 75244.

-------------------------------------------------------------------------------
                               REXENE CORPORATION
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
     THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 1996

   The undersigned hereby appoints Arthur L. Goeschel and Andrew J. Smith as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse side of this proxy card, all the shares of common stock of Rexene Corporation held of record by the undersigned on March 5, 1996, at the Annual Meeting of Stockholders to be held on April 30, 1996 at 9:00 a.m., local time, at the Westin Hotel, 13340 Dallas Parkway, Dallas, Texas 75240, and at any adjournment(s) thereof. Receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement in connection therewith, each dated March 22, 1996, and of a 1995 Annual Report to Stockholders are hereby acknowledged.

                 (Continued and to be signed on reverse side)
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

/X/  PLEASE MARK YOUR VOTE
     AS IN THIS EXAMPLE.



                  FOR ALL NOMINEES
               LISTED AT RIGHT (EXCEPT        WITHHOLD AUTHORITY
                   AS MARKED TO THE          TO VOTE FOR ALL NOMINEES      NOMINEES: Lavon N. Anderson
                  CONTRARY BELOW)               LISTED AT RIGHT                      James R. Ball
                                                                                     Harry B. Bartley, Jr.
1. ELECTION             / /                           / /                            R. James Comeaux
   OF                                                                                Arthur L. Goeschel
   DIRECTORS                                                                         William B. Hewitt
(INSTRUCTION: To withhold authority to                                               Ilan Kaufthal
vote for any individual nominee                                                      Jack E. Knott
write that nominee's name on the space                                               Charles E. O'Connell
provided below)                                                                      Andrew J. Smith

----------------------------------------------

2. In their discretion, the proxies are authorized to vote with respect to any other matters which may properly come before the meeting or any adjournment(s) thereof.

   THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS HEREON. IN THE ABSENCE OF SUCH SPECIFICATIONS, THE PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES LISTED ON THIS PROXY AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED
ENVELOPE.

   The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such common stock and hereby ratifies and confirms all action that said proxies, their substitutes, or any of them, might lawfully take in accordance with the terms hereof.






______________ Dated ______, 1996 ___________________________ Dated ______, 1996
 SIGNATURE*                       (SIGNATURE IF HELD JOINTLY)*

NOTE: When signing on behalf of a corporation, partnership, estate, trust or in any representative capacity, please sign name and title. For joint accounts each joint owner must sign.